EXHIBIT 5.1

RICHARD FEINER
Attorney at Law
381 Park Avenue South, Suite 1601
New York, New York 10016
Tel. No. 212-779-8600
Telecopy Number - (212) 779-8858
e-mail: Rfeiner@Silverfirm.com

March 26, 2007

Board of Directors
Capital Gold Corporation
76 Beaver Street
26th floor
New York, NY10005

Re:	Capital Gold Corporation - Registration Statement on Form S-8

Gentlemen:

I have acted as counsel for Capital Gold Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act") of the following shares of the Company’s common stock (collectively, the “Shares”): 550,000 shares issuable upon exercise of the Company’s outstanding options issued pursuant to the Capital Gold Corporation 2006 Equity Incentive Plan (the “Plan”), 500,000 shares granted as restricted stock awards (the “Issued Shares”) pursuant to the Plan and 8,950,000 additional shares reserved for future issuance under the Plan and/or upon exercise of stock options to be granted under the Plan.

I have reviewed and am familiar with such corporate proceedings and other matters as I have deemed necessary for this opinion. In my review of the foregoing, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies. Based upon the foregoing, I am of the opinion that (i) the Shares are duly and validly authorized, (ii) the Issued Shares are legally issued, fully paid and are nonassessable, (iii) all Shares issuable upon exercise of options issued or to be issued under the Plan, when issued in accordance with the terms of such options, including payment of the exercise prices thereof, will be legally issued, fully paid and nonassessable, and (iv) all other Shares, when issued in accordance with the terms of the Plan, including payment of the consideration therefor, will be legally issued, fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Richard Feiner

Richard Feiner, Esq.